The Vermont Teddy Bear Co., Inc.
                          Shelburne, Vermont 05482

                                July 1, 1996

Ms. Elisabeth B. Robert
Shelburne, VT 05482

Dear Liz:

      This letter is to follow up on our recent discussions and confirm our agreement concerning the terms of your continued employment by The Vermont Teddy Bear Co., Inc. (the "Company"). Except as specifically set forth in this letter, this agreement is intended to amend and supersede your existing Employment Agreement, dated August 28, 1995 (the "August 28 Agreement"). Our agreement is as follows:

      1. Position. You shall continue to be employed as Treasurer, Chief Financial Officer and Senior Vice-President of the Company and you shall continue to devote all of your business time, attention, skill and efforts to the business and affairs of the Company, with such duties as shall be assigned to you by the Board of Directors. In the absence of R. Patrick Burns, you shall act as the Company's President and Chief Executive Officer. You shall be based at the Company's Shelburne, Vermont offices.

      2. Term. Your employment shall continue for a term ending June 30, 2001, unless earlier terminated in accordance with this agreement.

      3. Base Salary. Commencing July 1, 1996, your base salary shall be $100,000, increasing to $110,000 on July 1, 1997, and to $120,000 on July 1,
1998. For the year commencing on July 1, 1999, and thereafter, your base salary shall be renegotiated.

      4. Annual Bonus. In addition to your base salary, you will be entitled to a bonus for each fiscal year during the term, based upon the Company's net operating profit, calculated and payable as follows:

For the year ended June 30, 1997: 3% of any operating profit in excess of
                                  $500,000 and a non-qualified stock option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $0.01 per share. The non-qualified stock option shall be granted by the Company in fiscal year 1997, vesting as of February 1, 1997.

For the year ended June 30, 1998: a sum equal to the amount by which 3% of any operating profit in excess of
                                  $1,000,000 exceeds $10,000.

For the year ended June 30, 1999: a sum equal to the amount by which 3% of any operating profit in excess of
                                  $1,500,000 exceeds $20,000.

For the year ended June 30, 2000: 3% of any operating profit in excess of
                                  $2,000,000.

For the year ended June 30, 2001: 3% of any operating profit in excess of
                                  $2,500,000.

      The cash bonus shall be paid in cash and within sixty (60) days following the end of the fiscal year to which the bonus relates.

      5. Stock Options. In addition to the stock options you are entitled to receive under the August 28 Agreement, you shall be entitled to receive one or more incentive stock options to purchase a total of 225,000 shares of the Company's common stock at a purchase price equal to the market price on the date of grant, which is July 1, 1996, under the Company's 1993 Incentive Stock Option Plan as currently in effect. These options shall vest one quarter annually on July 1 of each year commencing July 1, 1997.

      6. Benefits. You shall continue to receive all of the Company benefits set forth in the August 28 Agreement, including (a) a Thirty Thousand Dollar ($30,000) life insurance policy, (b) a company car of your choice, subject to the Company's approval, which shall not be unreasonably withheld, and (c) participation in all other benefit plans available to senior executive employees of the Company in accordance with the policies and procedures currently, or then in effect, as the case may be.

      7. Indemnification. The Company shall indemnify you (and your estate) in accordance with the Company's by-laws as in effect from time to time. This indemnification by the Company shall survive termination or expiration of this Agreement.

      8. Termination. This Agreement may be terminated by either you or by the Company at any time. If your employment is terminated by (a) you for "Good Reason" or (b) the Company, for any reason other than for "Cause" at any time,
(i) you shall receive, in lieu of any other payment or benefit except as set forth in this paragraph, and in a lump sum, an amount equal to eighteen (18) months base salary, plus bonus for the year in which your employment was terminated pro rated for the period you were employed, and (ii) all your outstanding stock options which were subject to vesting on or prior to the end of the fiscal year in which your employment was terminated shall immediately vest and all your stock options shall continue to be exercisable for a period of ten years after the date of their grant. Upon a termination of employment by the Company at any time (other than for "Cause") the Company shall provide you with reasonable outplacement services. Upon a termination by the Company for "Cause" or by you without "Good Reason", you shall not be entitled to receive any further payments or benefits following the date of your termination.

      If your employment is terminated on account of your death or your disability which lasts (or is likely, based on reasonable medical evidence, to last) for more than six consecutive months and renders you unable to perform your duties under this Agreement, all outstanding stock options which were subject to vesting on or prior to the end of the fiscal year in which your employment was terminated shall immediately vest and all your stock options shall continue to be exercisable for a period of ten years after the date of their grant. Upon such termination for your death or disability, neither you nor your estate shall be entitled to receive the salary continuation referred to in clause (i) with respect to a termination by the Company for any reason other than "Cause".

      In the event that your employment is terminated within ninety days prior to, or six months after, a "Change in Control", in addition to the other benefits to which you would be entitled in the event of a termination by the Company for any reason other than "Cause", all your stock options shall continue to be exercisable for a period of ten years after the date of their grant.

      For purposes of this Agreement the terms "Good Reason", "Cause" and "Change in Control" shall be defined as follows:

"Good Reason" means (a) the breach or contravention by the Company of any provision of this agreement, (b) the assignment to you of any duties inconsistent your status as a senior officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect on the Commencement Date, (c) a reduction in your annual base salary as set forth herein or as the same may be increased from time to time and (d) the failure of the company to provide you with the benefits contemplated herein. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

"Cause" means (a) your conviction for, or guilty plea to, any felony, (b) your commission of an act of personal dishonesty of breach of fiduciary duty which involves personal profit in connection with employment by the Company or (c) your material breach or contravention of any material provision of this agreement or your commission of an act of gross negligence or willful misconduct in the conduct of your duties to the Company; provided, however, that in the cases of clauses (b) and (c), the Company shall have given you ten business days' notice thereof, a reasonable opportunity to be heard by the Board of Directors and, during such ten business day period, an opportunity to cure.

"Change of Control" means (a) the Company is merged or consolidated with another corporation or entity, (b) one person (together with its affiliates) becomes the beneficial owner of 50% or more of the issued and outstanding equity securities of the Company or (c) all or substantially all of the assets of the Company are acquired by another corporation or entity.

      9. Covenant Not To Compete. During the term and for a period of eighteen
(18) months following termination of your employment with the Company, you shall not, directly or indirectly, whether as stockholder, officer, director, employee, consultant or otherwise (except as a beneficial of less than 5% of the number of shares of any publicly traded securities) engage in any business that, with respect to 5% or more of its sales, competes with the Company in the business of marketing and selling stuffed teddy bears.

      10. Subject to Board and Shareholder Approval. The terms of this Agreement are subject to approval by the Company's Board of Directors and, if necessary, the additional incentive stock options are subject to shareholder approval of appropriate amendments to the Company's 1993 Incentive Stock Option Plan.

If the foregoing correctly sets forth your understanding of our Agreement, please sign and return the enclosed copy of this letter to me.

                                       Sincerely,

                                       THE VERMONT TEDDY BEAR CO., INC.


                                       By: /s/ Fred Marks
                                           Fred Marks, Chairman of the Board

ACKNOWLEDGED AND AGREED TO:


/s/ Elisabeth  Robert
Elisabeth B. Robert